Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports Fourth Quarter and Full Year 2005 Results

MARIETTA, Ga., February 1, 2006.  Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for fourth quarter 2005 of $42.5 million or $(0.21) per diluted share, based upon 198.7 million shares.  Results for the quarter compare to a fourth quarter 2004 net loss of $39.8 million, or $(0.20) per diluted share, based upon 198.6 million shares.

For the full year 2005, the Company reported a net loss of $91.1 million or $(0.46) per diluted share, based upon 198.6 million shares.  Full year results compare to a 2004 net loss of $60.9 million, or $(0.31) per diluted share, based upon 198.5 million shares.

During fourth quarter 2005, the Company reduced total debt by $61.8 million, bringing full year 2005 debt reduction to $46.9 million.  In addition, Cash and Equivalents increased by $5.4 million from year end 2004.

“Although 2005 was a difficult year due to cost inflation and competitive pressures, I am particularly proud of the job we did in reducing operating costs and in obtaining all price increases to which we were contractually entitled,” said Stephen M. Humphrey, President and Chief Executive Officer.   “Despite approximately $22 million of higher costs primarily due to inflation, fourth quarter earnings per share were essentially flat to the 2004 fourth quarter.”

“During 2005, we undertook a comprehensive review of the Company’s strategies and business model.  Although the results of this review confirmed that we are in the right markets, it did lead to the refinement of our business model including the realignment of our European operations in order to re-focus on beverage markets, and concentrating our innovation efforts on fewer, shorter cycle growth opportunities with particular emphasis on microwave packaging.  The study also led to a reduction in force resulting in a $5 million charge in the quarter. Although it was a difficult decision, the rationalization will save the Company approximately $7 million annually and care was taken to ensure that we now have the right people in place to successfully execute our strategies.”

“One of our priorities remains debt reduction, and despite the difficult operating environment, the Company was able to reduce debt by approximately $47 million in 2005.  In 2006, we will accelerate cost reduction initiatives.  In addition, we will focus on the potential sale of non-core assets along with additional price increases in an effort to combat cost inflation and further reduce debt.”

Net Sales

Net sales decreased 2.5% to $572.6 million during fourth quarter 2005, compared to fourth quarter 2004 net sales of $587.1 million.  Full year 2005 net sales were $2,384.0 million, or 0.1% lower than 2004 net sales of $2,386.5 million.  When comparing against the prior year quarter, net sales in the fourth quarter of 2005 were negatively impacted by:

•                  A 6.0% decline in beverage carton sales within North America.  The reduction was primarily driven by weaker demand and unfavorable mix for beer cartons.

•                  A negative impact of $6.9 million due to translation related to unfavorable foreign currency exchange rates.  Total international sales decreased 7.5% from fourth quarter 2004, primarily due to a stronger dollar.

•                  Lower domestic open market roll stock sales and containerboard sales, although a large portion of these reductions is due to utilizing more roll stock in the production of food and consumer product cartons.

Partially offsetting the above items was:

•                  A 4.7% increase in food and consumer product carton sales in North America.  The increase was a result of both higher volumes and increased pricing.

During the fourth quarter, the Company continued to push future sales growth by introducing several new products to the market including:

•                  A 12–pack 16oz PET package for SABMiller, representing the first time beer has been available in the U.S. in a 12 pack PET multi-pack format.  The new package is targeted to consumers who prefer the PET bottle for its re-sealability and safety for consumption at outdoor events.

•                  A package for Conagra’s new microwave 7oz. Pot Pie product line.  The package incorporates Graphic Packaging’s microwave susceptor technology which reduces the cook time of the product from 30 minutes in a conventional oven to 5 minutes in a microwave oven.

Income from Operations

Despite the negative impact of cost inflation, income from operations for fourth quarter 2005 increased to $6.9 million, compared to fourth quarter 2004 income from operations of $5.2 million. Full year 2005 income from operations was $86.9 million, compared to full year 2004 income from operations of $115.6 million.

When comparing to the prior year fourth quarter, income from operations was impacted by favorable pricing and mix, along with:

•                  An approximate $19 million reduction in operating costs as a result of ongoing continuous improvement programs and other cost reduction initiatives.

•                  Lower depreciation and amortization expense of $5.8 million.  The decrease was primarily a result of the accelerated write-off of assets recorded in the prior year fourth quarter related to the Clinton, MS plant closure.

•                  A $4.5 million benefit relating to the settlement of a lawsuit.

Income from operations was negatively impacted by:

•                  An approximate $22 million in higher costs due to increased prices for chemicals, energy, fiber, freight, and labor and benefits.

•                  An expense of $5.0 million related to a work force reduction.  As a result of this action, the Company expects to reduce future operating costs by approximately $7 million annually.

Other Results

Net interest expense was $40.8 million for fourth quarter 2005, as compared to net interest expense of $36.7 million for fourth quarter 2004.   For the full year 2005, net interest expense was $155.9 million, as compared to 2004 net interest expense of $149.0 million.  The increase was a result of higher interest rates.  Total debt was $1,978.3 million or $46.9 million lower than at year end 2004.  $17.4 million of cash contributions was made to fund the Company’s U.S. defined benefit pension plans in 2005, compared to $0.3 million in 2004.

The Company incurred $8.8 million of income tax expense in the fourth quarter, of which $4.9 million was a non-cash charge related to amortization of goodwill for tax purposes.  The remainder of tax expense is related to operations in foreign countries, as the Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Capital expenditures for fourth quarter 2005 were $23.7 million.  Approximately $1 million of capital expenditures was related to the sheet-fed manufacturing initiative, part of the Company’s ongoing manufacturing rationalization.  Expenditures on the sheet-fed initiative now total approximately $26 million of the total projected expenditure of approximately $28 million during the 2004-2006 period.  Total capital expenditures for the full year 2005 were $95.6 million, of which $19.0 million was related to the production of packaging machinery.

EBITDA for fourth quarter 2005 was $57.0 million versus $61.1 million for fourth quarter 2004.  Full year 2005 EBITDA was $292.2 million versus $344.5 million for 2004. Credit Agreement EBITDA for fourth quarter 2005 was $68.2 million, versus $78.8 million for fourth quarter 2004.  Full year 2005 Credit Agreement EBITDA was $321.4 million, as compared to full year 2004 Credit Agreement EBITDA of $395.1 million.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA to Net Loss is attached to this release.

Outlook

The Company expects inflationary pressures for production inputs to continue to impact results. Specifically, the higher cost of energy is expected to negatively influence results, particularly in the first quarter 2006.  To help offset inflation, the Company expects to realize year over year operating cost savings from its continuous improvement programs and manufacturing rationalization.  In addition, price increases announced in October 2005 for coated board and container board will carry through to 2006.  Also, the Company expects to gain further price increases on cartons.  Finally, because higher priced inputs first began to impact the Company at the end of 2004, the Company expects prior period comparisons to be more favorable than in 2005.

Earnings Call

The Company will host a conference call at 10:00 am (EST) on Thursday, February 2, 2006 to discuss the results of the quarter and full year 2005.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call.  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations related to projected capital expenditures, inflation and period to period comparisons included in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of  regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and Equivalents	$12.7	$7.3
Receivables, Net	216.3	214.9
Inventories	298.5	301.2
Prepaid Expenses	13.0	14.9
Total Current Assets	540.5	538.3
Property, Plant and Equipment, Net	1,551.5	1,649.0
Goodwill	642.6	643.4
Intangible Assets, Net	157.3	166.6
Other Assets	105.3	114.0

Total Assets	$2,997.2	$3,111.3

LIABILITIES
Current Liabilities:
Short Term Debt	$11.0	$14.2
Accounts Payable	209.6	200.0
Compensation and Employee Benefits	84.4	91.9
Interest Payable	42.6	43.7
Other Accrued Liabilities	73.0	66.2
Total Current Liabilities	420.6	416.0

Long Term Debt	1,967.3	2,011.0
Deferred Tax Liabilities	102.7	83.1
Other Noncurrent Liabilities	238.1	214.3
Total Liabilities	2,728.7	2,724.4

SHAREHOLDERS’ EQUITY
Preferred Stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $0.01 per share; 500,000,000 shares authorized; 198,663,007 and 198,586,108 shares issued and outstanding at December 31, 2005 and 2004, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.6	1,169.2
Unearned Compensation	(0.1)	(0.4)
Accumulated Deficit	(800.6)	(709.5)
Minimum Pension Liability Adjustment	(90.2)	(65.2)
Accumulated Derivative Instruments Gain (Loss)	5.2	(9.0)
Cumulative Currency Translation Adjustment	(17.4)	(0.2)
Total Shareholders’ Equity	268.5	386.9
Total Liabilities and Shareholders’ Equity	$2,997.2	$3,111.3

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Net Sales	$572.6	$587.1	$2,384.0	$2,386.5
Cost of Sales	511.5	518.6	2,071.3	2,026.7
Selling, General and Administrative	55.1	56.3	206.1	202.3
Research, Development and Engineering	2.1	2.7	9.9	9.6
Other (Income) Expense, Net	(3.0)	4.3	9.8	32.3
Income from Operations	6.9	5.2	86.9	115.6
Interest Income	0.2	0.3	0.6	0.6
Interest Expense	(41.0)	(37.0)	(156.5)	(149.6)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(33.9)	(31.5)	(69.0)	(33.4)
Income Tax Expense	(8.8)	(8.5)	(23.3)	(28.9)
Equity in Net Earnings of Affiliates	0.2	0.2	1.2	1.4
Net Loss	$(42.5)	$(39.8)	$(91.1)	$(60.9)

Loss Per Share - Basic	$(0.21)	$(0.20)	$(0.46)	$(0.31)
Loss Per Share - Diluted	$(0.21)	$(0.20)	$(0.46)	$(0.31)

Weighted Average Number of Shares Outstanding - Basic	198.7	198.6	198.6	198.5
Weighted Average Number of Shares Outstanding - Diluted	198.7	198.6	198.6	198.5

GRAPHIC PACKAGING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

(Unaudited)

	Year Ended
	December 31, 2005	December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(91.1)	$(60.9)
Noncash Items Included in Net Loss:
Depreciation and Amortization	205.3	228.9
Deferred Income Taxes	23.7	21.9
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	9.5	24.8
Amortization of Deferred Debt Issuance Costs	8.3	8.7
Loss on Retirement of Assets	3.7	10.8
Other, Net	3.3	(3.4)
Changes in Operating Assets & Liabilities	6.8	33.0
Net Cash Provided by Operating Activities	169.5	263.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(95.6)	(137.8)
Proceeds from Sale of Assets, Net of Selling Costs	1.1	11.8
Change in Other Assets	(20.1)	(15.5)
Net Cash Used in Investing Activities	(114.6)	(141.5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	531.8	516.7
Payments on Revolving Credit Facilities	(527.2)	(541.0)
Increase in Debt Issuance Costs	(4.2)	(0.9)
Payments on Debt	(50.0)	(108.2)
Other	0.5	0.4
Net Cash Used in Financing Activities	(49.1)	(133.0)
Effect of Exchange Rate Changes on Cash	(0.4)	0.5
Net Increase (Decrease) in Cash and Equivalents	5.4	(10.2)
Cash and Equivalents at Beginning of Period	7.3	17.5
Cash and Equivalents at End of Period	$12.7	$7.3

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of its performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended		Twelve Months Ended
(Amounts in Millions)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Loss	$(42.5)	$(39.8)	$(91.1)	$(60.9)
Add (Subtract):
Income Tax Expense	8.8	8.5	23.3	28.9
Equity in Net Earnings of Affiliates	(0.2)	(0.2)	(1.2)	(1.4)
Interest Expense, Net	40.8	36.7	155.9	149.0
Depreciation and Amortization	50.1	55.9	205.3	228.9

EBITDA	57.0	61.1	292.2	344.5

Credit Agreement Adjustments (A)	11.2	17.7	29.2	50.6

Credit Agreement EBITDA (B)	$68.2	$78.8	$321.4	$395.1

Notes:

(A) Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

GRAPHIC PACKAGING CORPORATION

Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2004
Net Tons Sold (000’s):
Paperboard Packaging	457.2	483.4	489.7	456.8
Containerboard/Other	58.1	61.8	64.4	64.6
Total	515.3	545.2	554.1	521.4

Net Sales ($ Millions):
Paperboard Packaging	$557.3	$583.9	$590.7	$559.3
Containerboard/Other	18.6	22.4	26.5	27.8
Total	$575.9	$606.3	$617.2	$587.1

2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9	455.4
Containerboard/Other	55.1	51.6	47.4	48.7
Total	507.3	543.4	521.3	504.1

Net Sales ($ Millions):
Paperboard Packaging	$559.0	$600.3	$585.9	$552.6
Containerboard/Other	24.0	22.7	19.5	20.0
Total	$583.0	$623.0	$605.4	$572.6